UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2019

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

 Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VSTM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Brian M. Stuglik as Chief Executive Officer

On July 29, 2019, Verastem, Inc. (the “Company”) appointed Brian M. Stuglik, age 60, as Chief Executive Officer of the Company and entered into an employment agreement (the “Agreement”) between the Company and Mr. Stuglik, governing the terms of Mr. Stuglik’s employment for an indefinite term.

Mr. Stuglik has more than three decades of experience in U.S. and International pharmaceutical development, product strategy and commercialization, with a focus on Oncology.  Mr. Stuglik spent 33 years at Eli Lilly and Company, from 1982 to 2016, in positions of increasing responsibility, culminating in his role as Global Vice President and Chief Marketing Officer, Oncology Global Marketing – a position he held beginning in 2009.    Upon retiring from Eli Lilly and Company, Mr. Stuglik founded and served as Principal of Proventus Health Solutions LLC, which specializes in guiding pharmaceutical and biotechnology companies in the oncology field through various aspects of the drug development and commercialization processes.  Additionally, Mr. Stuglik has served as a member of the Company’s Board of Directors since September 2017, and in May of this year took on a strategic oversight and advisory role with respect to the Company’s commercial organization.  Mr. Stuglik holds a Bachelor of Pharmacy (BPharm) from Purdue University.

Under the Agreement, Mr. Stuglik will receive an initial annual base salary of $600,000 and is eligible for an annual bonus target of 65% of his base salary.  Pursuant to the terms of the Agreement, on July 29, 2019 (the “Grant Date”), the Company granted Mr. Stuglik an incentive stock option to purchase 500,000 shares of its common stock at an exercise price equal to $1.43 per share, the closing price of the Company’s common stock as reported by the Nasdaq Global Market on the Grant Date. Shares of the stock option will vest at the rate of thirty-three and one-third percent (33 1/3%) on the one-year anniversary of the Grant Date and an additional 8.33% of the shares will vest at the end of each successive three-month period following the first anniversary of the Grant Date until the third anniversary of the Grant Date.  This award is subject to Mr. Stuglik’s continuing service with the Company at the time of vesting.

The Company also granted Mr. Stuglik an incentive stock option to purchase 200,000 shares of its common stock at an exercise price equal to $1.43 per share, the closing price of the Company’s common stock as reported by the Nasdaq Global Market on the Grant Date.  100,000 shares of the stock option will vest upon achievement of $20 million in “net product revenues” of duvelisib and the remaining 100,000 shares will vest upon the achievement of $75 million in “net product revenues” of duvelisib.  These awards are subject to Mr. Stuglik’s continuing service with the Company at the time of vesting.

The Company also granted Mr. Stuglik 270,000 restricted stock units, to vest as to thirty-three and one-third percent (33 1/3%) on the one-year anniversary of the Grant Date, and as to an additional 8.33% of the shares at the end of each successive three-month period following the first anniversary of the Grant Date until the third anniversary of the Grant Date.  This award is subject to Mr. Stuglik’s continuing service with the Company at the time of vesting.

Under the Agreement and subject to the execution and effectiveness of a release of claims at such time, Mr. Stuglik would be entitled to severance payments if the Company terminates his employment without Cause, as defined in the Agreement, or if Mr. Stuglik terminates his employment with the Company for Good Reason, as defined in the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 hereto and incorporated herein by this reference. A press release announcing Mr. Stuglik’s employment is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

See Exhibit Index attached hereto.

Exhibit Number	Description

10.1	Employment Agreement, dated July 29, 2019, by and between Verastem, Inc. and Brian M. Stuglik

99.1	Press Release dated July 29, 2019 announcing leadership change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verastem, Inc.

Dated: August 1, 2019	By:	/s/ Sean C. Flynn
Sean C. Flynn
Vice President, General Counsel and Secretary